                                   EXHIBIT 11


                       Computations of Earnings Per Share,

                                Basic and Diluted



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
                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER SHARE, BASIC

                                                              Three Months Ended             Nine Months Ended
                                                                    March 31,                     March 31,
                                                             1998            1997            1998            1997
                                                           ---------       ---------       --------        ---------
                                                                    (in thousands, except per share amounts)
Net earnings .......................................       $   2,145       $   1,901       $   4,310       $   4,247
                                                           =========       =========       =========       =========

Weighted average number of common shares
 outstanding .......................................           1,744           1,819           1,741           1,832
                                                           =========       =========       =========       =========

Earnings per share, basic ..........................       $    1.23       $    1.05       $    2.48       $    2.32
                                                           =========       =========       =========       =========



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
                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF EARNINGS PER SHARE, DILUTED

                                                                   Three Months Ended         Nine Months Ended
                                                                        March 31,                 March 31,
                                                                    1998         1997         1998         1997
                                                                    ----         ----         ----         ----
                                                                     (in thousands, except per share amounts)
Net earnings ...............................................       $2,145       $1,901       $4,310       $4,247

Plus: Interest on 7% convertible subordinated debentures due
2011 less applicable income taxes ..........................         --           --           --             50
                                                                   ------       ------       ------       ------

Net earnings for computing earnings
per share, diluted .........................................       $2,145       $1,901       $4,310       $4,297
                                                                   ======       ======       ======       ======
Weighted average number of common shares
outstanding ................................................        1,744        1,819        1,741        1,832

Plus:  Incremental shares from assumed:
       Exercise of stock options ...........................           15           16           15           18
       Conversion of 7% convertible
       subordinated debentures .............................         --           --           --             78
                                                                   ------       ------       ------       ------

Weighted average number of common and potential common
shares outstanding .........................................        1,759        1,835        1,756        1,928
                                                                   ======       ======       ======       ======

Earnings per share, diluted ................................       $ 1.22       $ 1.04       $ 2.45       $ 2.23
                                                                   ======       ======       ======       ======

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